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Exhibit 10.8

N O R T H  T E X A S  C O M M E R C I A L  A S S O C I A T I O N  O F  R E A L T O R S®
C O M M E R C I A L  L E A S E  A G R E E M E N T

        EXHIBITS AND ADDENDA.    Any exhibit or addendum attached to this Lease is incorporated as a part of this Lease for all purposes. Any term not specifically defined in the Addenda shall have the same meaning given to it in the body of this Lease. To the extent any provisions in the body of this Lease conflict with the Addenda, the Addenda shall control.

[Check all boxes which apply. Boxes not checked do not apply.]

☐	Survey and/or Legal Description of the Property
☒	Floor Plan and/or Site Plan
☒	Addendum A	Expense Reimbursement
☐	Addendum B	Renewal Options
☐	Addendum C	Right of First Refusal for Additional Space
☐	Addendum D	Percentage Rental/Gross Sales Reports
☒	Addendum E	Guarantee
☐	Addendum F	Construction of Improvements
☐	Addendum G	Rules and Regulations
☐	Addendum H	Other

        IN CONSIDERATION of the terms, provisions and agreements contained in this Lease, the parties agree as follows:

        ARTICLE ONE: DEFINED TERMS.    As used in this Commercial Lease Agreement (the "Lease"), the terms set forth in this Article One have the following respective meanings:

1.01.    Effective Date:    The last date beneath the signatures of Landlord and Tenant on page 13 below.

1.02.	Landlord:	710-14 North Watson, LLC
	Address:	1350 Manufacturing St., Ste. 214, Dallas, TX 75207
		Telephone:	214-752-7050	Fax:	214-752-7054
1.03.	Tenant:	Sunbelt Bank
	Address:	1350 Manufacturing St., Ste. 214, Dallas, TX 76001
		Telephone:		Fax:
1.04.	Demised Premises:	7240 South Highway 287, Arlington, Texas 76001
A.	Street address:	7240 South Highway 287, Arlington, Texas 76001
in	Tarrant	County, Texas.
B.	Legal description: The property on which the Demised Premises is situated (the "Property") is more particularly described as:
SEE EXHIBIT "A"

or is described on Exhibit A, SURVEY AND/OR LEGAL DESCRIPTION.

    C.    Floor Plan or Site Plan:    Being a floor area of approximately 8,000 square feet and being approximately N/A feet by N/A feet (measured to the exterior of outside walls and to the center of the interior walls) and being more particularly shown in outline form on Exhibit B, FLOOR PLAN AND/OR SITE PLAN.

    D.    Tenant's pro rata share of the Property is 100%.    [See Addendum A, EXPENSE REIMBURSEMENT, if applicable]

1.05.
Lease Term:    20 years and 0 months beginning on January 1, 2005 (the "Commencement Date") and ending on December 31, 2025 (the "Expiration Date").

1.06.
Base Rent:    $SEE EXHIBIT "C" total Base Rent for the Lease Term payable in monthly installments of $18,667.00 per month in advance. (The total amount of Rent is defined in Section 3.01.)

1.07.
Percentage Rent:    N/A%. [See Addendum D, PERCENTAGE RENTAL/GROSS SALES REPORTS, if applicable]

1.08.
Security Deposit:    $10,000.00 (due upon execution of this Lease). [See Section 3.04]

1.09.
Permitted Use:    Any "CS" use as defined by City of Arlington code. [See Section 6.01]

1.10.	Party to whom Tenant is to deliver payments under this Lease [check one]. ☒ Landlord,
☐ Principal Broker, or ☐ Other .
Landlord may designate in writing the party authorized to act on behalf of Landlord to enforce this Lease. Any such authorization will remain in effect until it is revoked by Landlord in writing.
1.11.	Principal Broker:	N/A	, acting as
[check one]: ☐ agent for Landlord exclusively, ☐ agent for Tenant exclusively, ☐ an intermediary.
Principal Broker's Address:
	Telephone:	Fax:
1.12.	Cooperating Broker:	N/A	, acting as
[check one]: ☐ agent for Landlord exclusively, ☐ agent for Tenant exclusively, ☐ an intermediary.

Cooperating Broker's Address:
	Telephone:	Fax:
1.13.
The Fee:    The Professional Service Fee shall be as set forth in [check one]: ☐ Paragraph A, or ☐ Paragraph B of Section 15.01.

            A.    The percentage applicable for leases in Sections 15.01 and 15.03 shall be N/A percent (    %).

            B.    The percentage applicable for leases in Section 15.04 and 15.03 shall be N/A percent (    %).

1.14.    Acceptance:    The number of days for acceptance of this offer is N/A days. [See Section 16.14]

ARTICLE TWO: LEASE AND LEASE TERM

2.01.    Lease of Demised Premises for Lease Term.    Landlord leases the Demised Premises to Tenant and Tenant leases the Demised Premises from Landlord for the Lease Term stated in Section 1.05. The Commencement Date is the date specified in Section 1.05, unless advanced or delayed under any provision of this Lease.

2.02.    Delay in Commencement.    Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Demised Premises to Tenant on the Commencement Date. specified in Section 1.05 above. Landlord's non-delivery of possession of the Demised Premises to Tenant on the Commencement Date will not affect this Lease or the obligations of Tenant under this Lease. However, the Commencement Date shall be delayed until possession of the Demised Premises is delivered to Tenant. The Lease Term shall be extended for a period equal to the delay in delivery of possession of the Demised Premises to Tenant, plus the number of days necessary for the Lease Term to expire on the last day of a month. If Landlord does not deliver possession of the Demised Premises to Tenant within sixty (60) days after the Commencement Date specified in Section 1.05, Tenant may cancel this Lease by giving written notice to Landlord within ten (10) days after the 60-day period ends. If Tenant gives such notice, this Lease shall be canceled effective as of the date of its execution, and no party shall have any obligations under this Lease. If Tenant does not give such notice within the time specified, Tenant shall have no right to cancel this Lease, and the Lease Term shall commence upon the delivery of possession of the Demised Premises to Tenant. If delivery of possession of the Demised Premises to Tenant is delayed, Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the revised Commencement Date and Expiration Date of the Lease Term.

2.03.    Early Occupancy.    If Tenant occupies the Demised Premises prior to the Commencement Date, Tenant's occupancy of the Demised Premises shall be subject to all of the provisions of this Lease. Early occupancy of the Demised Premises shall not advance the Expiration Date. Unless otherwise provided herein, Tenant shall pay Base Rent and all other charges specified in this Lease for the period of occupancy.

2.04.    Holding Over.    Tenant shall vacate the Demised Premises immediately upon the expiration of the Lease Term or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages incurred by Landlord as a result of any delay by Tenant in vacating the Demised Premises. If Tenant does not vacate the Demised Premises upon the expiration of the Lease Term or earlier termination of this Lease, Tenant's occupancy of the Demised Premises shall be a day-to-day tenancy, subject to all of the terms of this Lease, except that the Base Rent during the holdover period shall be increased to an amount which is one-and-one-half (1 1/2) times the Base Rent in effect on the expiration or termination of this Lease, computed on a daily basis for each day of the holdover period, plus all additional sums due under this Lease. This paragraph shall not be construed as Landlord's consent for Tenant to hold over or to extend this Lease.

ARTICLE THREE: RENT AND SECURITY DEPOSIT

3.01.    Manner of Payment.    All sums payable under this Lease by Tenant (the "Rent") shall be made to the Landlord at the address designated in Section 1.02, unless another person is designated in Section 1.10, or to any other party or address as Landlord may designate in writing. Any and all payments made to a designated third party for the account of the Landlord shall be deemed made to Landlord when received by the designated third party. All sums payable by Tenant under. this Lease, whether or not expressly denominated as rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code and for all other purposes. The Base Rent is the minimum rent for the Demised Premises and. is subject to the terms and conditions contained in this Lease, together with the attached Addenda, if any.

3.02.    Time of Payment.    Upon execution of this Lease, Tenant shall pay the installment of Base Rent for the first month of the Lease Term. On or before the first day of the second month of the Lease Term and of each month: thereafter, the installment of Base Rent and other sums due under this Lease shall be due and payable, in advance, without off set, deduction or prior demand. Tenant shall cause payments to be properly mailed or otherwise delivered so as to be actually received by the party identified in 1.10 above on or before the due date (and not merely deposited in the mail). If the Lease Term commences or ends on a day other than the first or last day of a calendar month, the rent for any fractional calendar month following the Commencement Date or preceding the end of the Lease Term shall be prorated by days.

3.03.    Late Charges.    Tenant's failure to promptly pay sums due under this Lease may cause Landlord to incur unanticipated costs. The exact amount of those costs is impractical or extremely difficult to ascertain. The costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease or deed of trust encumbering the Demised Premises. Payments due to Landlord under this Lease are not an extension of credit. Therefore, if any payment under the Lease is not actually received on or before the due date (and not merely deposited in the main, Landlord may, at Landlord's option and to the extent allowed by applicable law, impose a Late Charge on any late payments in an amount equal to one-half of one percent (0.5%) of the amount of the past due payment (the "Late Charge") per day for each day after the due date, until the past due amount an Good Funds is received by Landlord, up to a maximum of ten percent (10%) of the past due amount. A Late Charge may be imposed only once on each past due payment. Any Late Charge will be in addition to Landlords other remedies for nonpayment of rent. If any check tendered to Landlord by Tenant under this Lease is dishonored for any reason, Tenant shall pay to the party receiving payments wider this Lease a fee of twenty-five dollars ($25.00), plus (at

Landlord's option) a Late Charge as provided above until good finds are received by Landlord. The parties agree that any Late Charge and dishonored check fee represent a fair and reasonable estimate of the costs Landlord will incur by reason of the late payment or dishonored check. Payments received from Tenant shall be applied first to any Late Charges, second to Base Rent, and lost to other unpaid charges or reimbursements due to Landlord. Notwithstanding the foregoing, Landlord will not impose a Late Charge as to the first late payment a any calendar year, unless Tenant fails to pay the late payment to Landlord within three (3) business days after the delivery of a written notice from Landlord to Tenant demanding the late payment be paid. However, Landlord may impose a Late Charge without advance notice to Tenant on any subsequent late payment in the same calendar year.

3.04.    Security Deposit.    Upon execution of this Lease, Tenant shall deposit with Landlord a cash Security Deposit in the amount stated in Section 1.08. Landlord may apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant or to cure any other defaults of Tenant If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlords written demand. Tenants failure to restore the full amount of the Security Deposit within the time specified shall be a default under this Lease. No interest will be paid on the Security Deposit. Landlord will not be required to keep the Security Deposit separate front its other accounts and no trust relationship is created with respect to the Security Deposit. Upon any termination of this Lease not resulting from Tenants default, and after Tenant has vacated the Property and cleaned and restored the Demised Premises in the manner required by this Lease, Landlord shall refund the unused portion of the Security Deposit to Tenant within thirty days after the Termination Date or thirty days after Tenant fully complies with the conditions of termination as required in. Section 7.05, whichever is later.

3.05.    Good Funds Payments.    If, for any reason whatsoever, any two or more payments by check from Tenant to Landlord for Rent are dishonored and returned unpaid, thereafter Landlord may, at Landlord's sole option, upon written notice to Tenant, require that all future payments of Rent for the remaining term of the Lease must be made by cash, certified check, cashier's check or money order ("Good Funds") and that the delivery of Tenant's personal or corporate check will no longer constitute payment of Rent wider this Lease. Any acceptance by Landlord of a payment for Rent by Tenant's personal or corporate check thereafter shall not be construed as a waiver of Landlords right to insist upon payment by Good Funds as set forth herein.

ARTICLE FOUR: TAXES

4.01.    Payment by Landlord.    Landlord shall pay the real estate taxes on the Demised Premises during the Lease Term.

4.02.    Improvements. by Tenant.,    If the real estate taxes levied against the Demised Premises for the real estate tax year in which the Lease Term commences are increased as a result of any alterations, additions or improvements made by Tenant or by Landlord at the request of Tenant, Tenant shall pay to Landlord upon demand the amount of the increase and continue to pay the increase during the Lease Term. Landlord shall use reasonable efforts to obtain from the tax assessor or assessors a written statement of the total amount of the increase.

4.03.    Joint Assessment.    If the real estate taxes are assessed against the Demised Premises jointly with other property not constituting a part of the Demised Premises, the real estate taxes applicable to the Demised Premises shall be equal to the amount bearing the same proportion to the aggregate assessment that the total square feet of building area in the Demised Premises bears to the total square feet of building area included in the joint assessment.

4.04.    Personal Property Taxes.    Tenant shall pay all taxes accessed against trade fixtures, furnishings, equipment; inventory, products, or any other personal property belonging to Tenant. Tenant shall use reasonable efforts to have. Tenant's property taxed separately from the Demised Premises. If any of

Tenants property is taxed with the Demised Premises, Tenant shall pay the taxes for its property to Landlord within fifteen (15) days after Tenant receives a written statement from Landlord for the property taxes.

ARTICLE FIVE: INSURANCE AND INDEMNITY

5.01.    Casualty Insurance.    During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Demised Premises in an amount or percentage of replacement value as Landlord deems reasonable in relation to the age, location, type of construction and physical condition of the Demised Premises and the availability of insurance at reasonable rates. The policies shall provide protection against all perils included within the classification of fire. and extended coverage and any other pen's which Landlord deems necessary. Landlord may, at Landlord's option, obtain insurance coverage for Tenant's fixtures, equipment or building improvements installed by Tenant in or on the Demised Premises. Tenant shall at Tenant's expense, maintain insurance on its fixtures, equipment and building improvements as Tenant deems necessary to protect Tenant's interest Tenant shall not do or permit to be dome anything which invalidates any insurance policies. Any casualty insurance carried by Landlord. or Tenant shall be for the sole benefit of the party carrying the insurance and under its sole control.

5.02.    Increase in Premiums.    Tenant shall not permit any operation or activity to be conducted, or storage or use of any volatile or any other materials, on or about the Demised Premises that would cause suspension or cancellation of any fire and extended coverage insurance policy carried by Landlord, or increase the premiums therefor, without the prior written consent of Landlord. If Tenant's use and occupancy of the Demised Premises causes an increase in the premiums for any fire and extended coverage insurance poky carried by Landlord, Tenant shall pay to Landlord, as additional rental, the amount of the increase within ten days after demand and presentation by Landlord of written evidence of the increase.

5.03.    Liability Insurance.    During the Lease Term, Tenant shall maintain a commercial general liability policy of insurance, at Tenant's expense, insuring Landlord against liability arising out of the ownership, use, occupancy, or maintenance of the Demised Premises. The initial amounts of the insurance must be at least $1,000,000 for Each Occurrence, $2,000,000 General Aggregate per policy year, $100,000 Property Damage for the Demised Premises, and $10,000 Medical Expense; plus a $5,000,000 commercial general liability umbrella; and shall be subject to periodic increases based upon as Landlord may determine, in Landlord's discretion, exercised in good faith. However, the amounts of the insurance shall not limit Tenant's liability nor relieve Tenant of any obligation under the Lease. The policies mist contain cross-liability endorsements, if applicable, and must insure Tenants performance of the indemnity provisions of Section 5.04. The policies must contain a provision which prohibits cancellation or modification of the policy except upon thirty (30) days' prior written notice to Landlord. Tenant may discharge Tenant's obligations under this Section by naming Landlord as an additional insured under a comprehensive policy of commercial general liability insurance maintained by Tenant and containing the coverage and provisions described in this Section. Tenant shall deliver a copy of the policy or certificate (or a renewal) to Landlord prior to the Commencement Date and prior to the expiration of the policy during the Lease Term. If Tenant fails to maintain the policy, Landlord may elect to maintain the insurance at Tenant's expense. Tenant may, at Tenants expense, maintain other liability insurance as Tenant deems necessary.

5.04.    Indemnity.    Landlord shall not be liable to Tenant or to Tenant's employees, agents, invitees or visitors, or to any other person, for any injury to persons or damage to property on or about the Demised Premises or any adjacent area owned by Landlord caused by the negligence or misconduct of Tenant, Tenants employees, subtenants, agents, licensees or concessionaires or any other person entering the Demised Premises under express or implied invitation of Tenant, or arising out of the use of the Demised Premises by Tenant and the conduct of Tenant's business, or arising out of any breach or default by Tenant in. the performance of Tenant's. obligations under this Lease; and Tenant hereby agrees to indemnify and hold Landlord harmless from any loss, expense or claims arising out of such damage or injury. Tenant shall not be liable far any injury or damage caused by the negligence or misconduct of Landlord, or Landlord's employees or agents, and Landlord agrees to indemnify and hold Tenant harmless from any loss, expense or damage arising out of such damage or injury.

5.05.    Comparative Negligence.    Tenant and Landlord hereby unconditionally and irrevocably agree to indemnify, defend and hold each other and their officers, agents, directors, subsidiaries, partners, employees, licensees and counsel harmless, to the extent of each party's comparative negligence, if any, from and against any and all loss, liability, demand, damage, judgment, suit, claim, deficiency, interest, fee, charge, cost or expense (including, without limitation, interest, court costs and penalties, reasonable attorneys fees and disbursements and amounts paid in settlement, or liabilities resulting from any change in federal; state or local law or regulation or interpretation of this Lease) of whatever nature, on a comparative negligence basis, even when caused in part by Landlord's or Tenant's negligence or the joint or concurring negligence of Landlord, Tenant, and any other person or entity, which may result or to which Landlord or Tenant and/or any of their successors, agents, directors, employees, subsidiaries, partners, licensees and counsel may sustain, become subject to in connection with or arising in any way whatsoever out of the leasing, operation, promotion, management, maintenance, repair, use or occupation of the Demised Premises, or any other activity of whatever nature in connection therewith, or arising out of or by reason of any investigation, motion or other proceedings brought or, arising out of or based upon the leasing, operation, promotion, management, maintenance, repair, use or occupancy of the Demised Premises, or any other activity.on the Demised Premises. This provision shall survive the expiation or termination of this Lease.

5.06.    Waiver of Subrogation.    Each party to this Lease waives any and every claim which arises or may arise in its favor against the other party during the term of the Lease or any renewal or extension of this Lease for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of; the Demised Premises, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that such loss or damage is recoverable under such insurance policies. These mutual waivers shall be in addition to, and not in limitation or derogation of any other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties. Inasmuch as these mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation or otherwise to an insurance company (or any other person), each party hereby agrees to give immediately to each insurance company (which has issued to such party policies of fire and extended coverage insurance) written notice of the terms of such mutual waivers, and to cause such policies to be properly endorsed to prevent the invalidation of the insurance coverage by reason of these waivers.

ARTICLE SIX: USE OF DEMISED PREMISES

6.01.    Permitted Use.    Tenant may use the Demised Premises only for the Permitted Use stated in Section 1.09. The parties to this Lease acknowledge that the current use of the Demised Premises or the improvements located on the Demised Premises, or both, may or may not conform to the city zoning ordinance with respect to the permitted use, height, setback requirements, minimum parking requirements, coverage ratio of improvements to total area of land, and. other matters which may have a significant economic impact upon the Tenant's intended use of the Demised Premises. Tenant acknowledges that Tenant has or will independently investigate and verify to Tenants satisfaction the extent of any limitations or non-conforming uses of the Demised Premises. Tenant further acknowledges that Tenant is not relying upon ay warranties or representations of Landlord or the Brokers who are participating in the negotiation of this Lease concerning the Permitted Use of the Demised Premises, or with respect to any uses of the improvements located on the Demised Premises.

6.02.    Compliance with Laws.    Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Demised Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances and other activities in or upon, or connected with the Demised Premises, all at Tenant's sole expense, including any expense or cost resulting from the construction or installation of fixtures and improvements or other accommodations for handicapped or disabled persons required for compliance with governmental laws and regulations, including but not limited to the Texas Architectural Barriers Act (Article 9102 and any successor statute) and the Americans with Disabilities Act (the "ADA"). To the extent any alterations to the Demised Premises are required by the ADA or other applicable laws or regulations, Tenant shall bear the expense of the alterations. To the extent any alterations to areas of the Property outside the Demised Premises are required by Title III of the ADA or other applicable laws or regulations (for "path of travel" requirements or otherwise), Landlord shall bear the expense of the alterations.

6.03.    Certificate of Occupancy.    If required, Tenant shall obtain a Certificate of Occupancy from the municipality in which the Property is located prior to occupancy of the Demised Premises. Tenant may apply for a Certificate of Occupancy prior to the Commencement Date and, if Tenant is unable to obtain a Certificate of Occupancy, Tenant shall have the right to terminate this Lease by written notice to Landlord if Landlord or Tenant is unwilling or unable to cure the defects which prevented the issuance of the Certificate of Occupancy. Landlord may, but has no obligation to, cure any such defects, including. any repairs, installations, or replacements of any items which are not presently existing on the Demised Premises, or which have not been expressly agreed upon by Landlord in writing.

6.04.    Signs.    Without the prior written consent of Landlord, Tenant may not place any signs, ornaments or other objects upon the Demised Premises or on the Property, including but not limited to the roof or exterior of the building or other improvements on the Property, or paint or otherwise decorate or deface the exterior of the building. Any signs installed by Tenant must conform with applicable laws, deed restrictions on the Property, and other applicable requirements. Tenant must remove all signs, decorations and ornaments at the expiration or termination of this Lease and must repair any damage and close any holes caused by the removal.

6.05.    Utility Services.    Tenant shall pay the cost of all utility services, including not limited to initial connection charges, all charges for gas, water, sewerage, storm water disposal, communications and electricity used on the Demised Premises, and for replacing all electric lights, lamps and tubes.

6.06.    Landlord's Access.    Landlord and Landlord's agents shall have the right to, during normal business hours and upon reasonable advance notice, and without unreasonably interfering with Tenants business, enter the Demised. Premises: (a) to inspect the general condition and state of repair of the Demised Premises, (b) to make repairs required or permitted under this Lease, (c) to show the Demised Premises or the Property to any prospective tenant or purchaser, and (d) for any other reasonable purpose. If Tenant charges the locks on the Demised Premises, Tenant must provide Landlord with a copy of each separate key. During the final one hundred fifty (150) days of the Lease Term, Landlord and Landlord's agents may erect and maintain on or about the Demised Premises signs advertising the Demised Premises for lease or for sale.

6.07.    Possession.    If Tenant pays the rent, properly maintain the Demised Premises, and complies with all other terms of this Lease, Tenant may occupy and enjoy the Demised Premises for the fill Lease Term, subject to the provisions of this Lease.

6.08.    Exemptions from Liability.    Landlord shall not be liable for any damage or injury to.the persons, business (or any loss of income), goods, inventory, furnishings, fixtures, equipment, merchandise or other property of Tenant, Tenant's employees, invitees, customers or any other person in or about the Demised Premises, whether the damage or injury is caused by or results from (a) fire, steam, electricity, water, gas or wind; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising on or about the Demised Premises or upon other portions of any building of which the Demised Premises is a part, or from other sources or places; or (d) any act or omission of any other tenant of any bulling on the Property. Landlord shall not be liable for any damage or injury even though the cause of or the means of repairing the damage or injury ant not accessible to Tenant. The provisions of this Section 6.08 shall not, however, exempt Landlord from liability for Landlord's gross negligence or willful misconduct.

ARTICLE SEVEN: PROPERTY CONDITION, MAINTENANCE, REPAIRS AND ALTERATIONS

7.01.    Property Condition.    Except as disclosed in writing by Landlord to Tenant contemporaneously with the execution of this Lease, to the best of Landlord's actual knowledge the Demised Premises has no known latent structural defects, construction defects of a material nature, and to the best of Landlord's actual knowledge none of the improvements has been constructed with materials known to be a potential health hazard to occupants of the Demised Premises. Tenant acknowledges that neither the Principal Broker nor any Cooperating Broker has made any warranty or representation to Tenant with respect to the condition of the Demised Premises, and that Tenant is relying exclusively upon Tenant's own investigations and the representations of Landlord, if any, with respect to the condition of the Demised Premises. Landlord and Tenant agree to bold the Brokers harmless of and from any and all damages, claims, costs and expenses of every kind and character resulting from or related to Landlord's furnishing to the Brokers any false, incorrect or inaccurate information with respect to the Demised Premises, or Landlord's concealing any material information with respect to the condition of the Demised Premises. Other than as expressly set forth in this Lease, Landlord represents that on the Commencement Date (and for a period of thirty (30) days thereafter) the building fixtures and equipment, plumbing and plumbing fixtures, electrical and lighting system, any fire protection sprinkler system, ventilating equipment, heating system, air conditioning equipment, roof, skylights, doors, overhead doors, windows, dock levelers, elevators, and the interior of the Demised Premises in general are in good operating condition. Tenant shall have a period of thirty (30) days following the Commencement Date in which to inspect the Demised Premises and to notify Landlord in writing of any defects and maintenance, repairs or replacements required to the above named equipment, fixtures, system and interior. Within a reasonable period of tame after the timely receipt of any such written notice from Tenant, Landlord shall at Landlord's expense, correct the defects and perform the maintenance, repairs and replacements.

7.02.    Acceptance of Demised Premises:    Subject to the provisions in Section 7.01, Tenant acknowledges that (a) a full and complete inspection of the Demised Premises and adjacent common areas has been made and Landlord has fully and adequately disclosed the existence of any defects which would interfere with Tenant's use of the Demised Premises for their intended commercial purpose, and (b) as a result of such inspection and disclosure, Tenant has taken possession of the Demised Premises and accepts the Demised Premises in its "As Is" condition.

7.03.    Maintenance and Repair.    Except as otherwise provided in this Lease, Landlord shall be under no obligation to perform any repair, maintenance or management service in the Demised Premises or adjacent common areas. Tenant shall be fully responsible, at is expense, for all repair, maintenance and management services other than those which are expressly assumed by Landlord.

          A.    Landlord's Obligation.

            (1)   Subject to the provisions of Article Eight (Damage or Destruction) and Article Nine (Condemnation) and except for damage caused by any act or omission of Tenant, Landlord shall keep the roof; skylights, foundation, structural components and the structural portions of exterior walls of the Demised Premises in good order, condition and repair. Landlord shall not be obligated to maintain or repair windows, doors, overhead doors, plate glass or the surfaces of walls. In addition, Landlord shall not be obligated to make any repairs under this Section until a reasonable time after receipt of written notice from Tenant of the need for repairs. If any repairs are required to be made by Landlord, Tenant shall, at Tenant's sole cost and expense, promptly remove Tenant's furnishings, fixtures, inventory, equipment and other Property, to the extent required to enable Landlord to make repairs. Landlord's liability under this, Section shall be limited to the cost of those repairs or corrections. Tenant waives the benefit of any present or future law which night give Tenant the right to repair the Demised Premises at Landlord's expense or to terminate the Lease because of the condition.

            (2)   All repair, maintenance, management and other services to be performed by Landlord or Landlord's agents involve the exercise of professional judgment by service providers, and Tenant expressly waives any claims for breach of warranty arising from the performance of those services.

          B.    Tenant's Obligation.

            (1)   Subject to the provisions of Section 7.01, Section 7.03.A, Article Eight (Damage or Destruction) and Article Nine (Condemnation), Tenant shall, at all tines, keep all other portions of the Demised Premises in good order, condition and repair, ordinary wear and tear excepted, including but not limited to maintenance, repairs and all necessary replacements of the windows, plate glass, doors, overhead doors, heating system; ventilating equipment, air conditioning equipment, electrical and lighting systems, fire protection sprinkler system, dock levelers, elevators, interior and exterior plumbing, the interior of the Demised Premises in general, pest control and extermination, down spouts, gutters, paving, railroad siding, care of landscaping and regular mowing of grass, and including the exterior of the Demised Premises. In addition, Tenant shall, at Tenant's expense, repair any, damage to any portion of the Property, including the roof, skylights, foundation, or structural components and exterior walls of the Demised Prernises, caused by Tenant's acts or omissions. If Tenant fails to maintain and repair the Property as required by this Section, Landlord may, on ten (10) days' prior written notice, enter the Demised Premises and perform the maintenance or repair on behalf of Tenant, except that no notice is required in case of emergency, and Tenant shall reimburse Landlord immediately upon demand for all costs incurred in performing the maintenance or repair, plus a reasonable service charge.

            (2)    HVAC Service.    Tenant shall, at Tenant's own cost and expense, enter into a regularly scheduled preventative maintenance and service contract for all refrigeration, heating, ventilating and air conditioning systems and equipment within the Demised Premises during the Lease Term. If Tenant fails to enter into such a service contract acceptable to Landlord, Landlord may do so on Tenant's behalf and Tenant agrees to pay Landlord the cost and expense thereof, plus a reasonable service charge, regularly upon demand.

7.04.    Alterations, Additions and Improvements.    Tenant shall not create any openings in the roof or exterior walk, or make any actions, addition or improvements to the Demised Premises without the prior written consent of Landlord. Consent for non-structural alterations, additions or improvements shall not be unreasonably withheld by Landlord: Tenant may erect or inshall trade fixtures, shelves, bins, machinery, heating, ventilating air conditioning equipment and, provided that Tenant complies with all applicable governmental laws, ordinances, codes, and regulations. At the expiration or termination of this Lease, Tenant shall, subject to the restrictions of Section 7.05 below, have the right to remove items installed by Tenant, provided Tenant is not in default at the time of the removal and provided further that Tenant shall, at the tine of removal of the items, repair in a good and workmanlike manner any damage caused by the or removal. Tenant shall pay for all costs incurred or arising out of alterations, additions or improvements in or to the Demised Premises and shall not permit any mechanic's or materialman's lien to be filed against the Demised Premises or the Property. Upon request by Landlord, Tenant shall deliver to Landlord proof of payment reasonably satisfactory to Landlord of all costs incurred or arising out of any alterations, additions or improvements.

7.05.    Condition upon Termination.    Upon the expiration or termination of this Lease, Tenant shall surrender the Demised Premises to Landlord broom clean and in the same condition as received, except for ordinary wear and tear which Tenant is not otherwise obligated to remedy under any provision of this Lease. Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Property Condition) or Article Eight (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord's consent) prior to the expiration or termination of the Lease and to restore the Demised Premises to its prior condition, all at Tenant's expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and shall be surrendered to Landlord upon the expiration or termination of this Lease. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: (i) electrical wiring or power panels; (ii) lighting or lighting fixtures; (iii) wall coverings, drapes, blinds or other window coverings; (iv) carpets or other floor coverings; (v) heating, ventilating or air conditioning; (vii) fencing or security gates; or (vi) any other fixtures, equipment or items which, if removed, would affect the operation or the appearance of the Property.

ARTICLE EIGHT: DAMAGE OR DESTRUCTION

8.01.    Notice.    If any buildings or other improvements situated on the Property are damaged or destroyed by fire, flood, windstorm, tornado or other casualty, Tenant shall immediately give written notice of the damage or destruction to Landlord.

8.02.    Partial Damage.    If the building or other improvements situated on the Demised Premises are damaged by fire, tornado, or other casualty but not to such an extent that rebuilding or repairs cannot reasonably be completed within one hundred twenty (120) days from the date Landlord receives written notification by Tenant of the occurrence of the damage, this Lease shall not terminate, but Landlord shall proceed with reasonable diligence to rebuild or repair the building and other improvements on the Demised Premises (other than leasehold Improvements made by Tenant or any assignee, subtenant or other occupant of the Demised Premises) to substantially the condition in which they existed prior to the damage. If the casualty occurs during the final eighteen (18) months of the Lease Term, Landlord shall not be required to rebuild or repair the damage unless Tenant exorcises Tenant's renewal option (if any) within fifteen (15) days after the date of receipt by Landlord of the notification of the occurrence of the damage. If Tenant does not exercise its renewal option, or if there is no renewal option contained in this Lease, Landlord may, at Landlord's option, terminate this Lease by promptly delivering a written termination notice to Tenant, in which event the Rent shall be abated for the unexpired portion of the Lease Term, effective from the date of receipt by Landlord of the written notification of the damage. To the extent the Demised Premises cannot be occupied (in whole or in part) following the casualty, the Rent payable under this Lease during the period in which the Demised Premises cannot be fully occupied shall be adjusted equitably.

8.03.    Substantial or Total Destruction.    If the building or other improvements situated on the Demised Premises are substantially or totally destroyed by fire, tornado, or other casualty, or so damaged that rebuilding or repairs cannot reasonably be completed with one hundred twenty (120) days from the date Landlord receives written notification by Tenant of the occurrence of the damage, either Landlord or Tenant may terminate this lease by promptly delivering a written termination notice to the other party, in which event the monthly installments of Rent shall be abated for the unexpired portion of the Lease Term, effective from the date of the damage or destruction. If neither party promptly termites this Lease, Landlord shall proceed with reasonable diligence to rebuild and repair the building and other improvements (except that Tenant shall rebuild and repair Tenant's fixtures and improvements in the Demised Premises). To the extent the Demised Premises cannot be occupied (in whole or in part) following the casualty, the Rent payable under this Lease during the period in which the Demised Premises cannot be fully occupied shall be adjusted equitably.

ARTICLE NINE: CONDEMNATION

        If during the Lease Term or any extension thereof all or a substantial part of the Demised Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain, or are conveyed to the condemning authority under threat of condemnation, this Lease shill terminate and the monthly installments of Rent shall be abated during the unexpired portion of this Lease Term, effective from the date of the taking. If less than a substantial part of the Demised Premises is taken for public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or is conveyed to the condemning authority under threat of condemnation, Landlord, at is option, may by when notice terminate this Lease. If Landlord does not terminate this Lease, Landlord shall promptly, at Landlord's expense, restore and reconstruct the buildings and improvements (other than leasehold improvements made by Tenant or any assignee, subtenant or other occupant of the Demised Premises) situated on the Demised Premises inn order to make the same reasonably tenantable and suitable for the use for which the Demised Premises is leased as defined in Section 6.01. The monthly installments of Rent payable under this Lease during the unexpired portion of the Lease Term shall be adjusted equitably. Landlord and Tenant shall each be entitled to receive and retain such separate awards and portions of lump sum awards as may be allocated to their respective interests in any condemnation proceeding. The termination of this Lease shall not affect the rights of the parties to such awards.

ARTICLE TEN: ASSIGNMENT AND SUBLETTING

        Tenant shall not, without the prior written consent of Landlord, assign this, Lease or sublet the Demised Premises or any portion thereof Any assignment or subletting shall be expressly subject to all terms and provisions of this Lease, including the provisions of Section 6.01 pertaining to the use of the Demised Premises. In the event of any assignment or subletting, Tenant shall remain fully liable for the full performance of all Tenants obligations under this Lease. Tenant shall not assign its rights under this Lease or sublet the Demised Premises without first obtaining a written agreement from the assignee or sublessee whereby the assignee or sublessee agrees to assume the obligations of Tenant under this Lease and to be bound by the terms of this Lease. If an event of default occurs while the Demised Premises is assigned or sublet, Landlord may, at Landlord's option, in addition to any other remedies provided in this Lease or by law, collect directly from the assignee or subtenant all rents becoming due under the terms of the assignment or subletting and apply the rent against any sums due to Landlord under this Lease. No direct collection by Landlord from any assignee or subtenant will release Tenant from Tenant's obligations under this Lease.

ARTICLE ELEVEN: DEFAULT AND REMEDIES

11.01.    Default.    Each of the following events is an event of default under this Lease:

          A.    Failure of Tenant to pay any installment of the Rent or other sum payable to Landlord under this Lease on the date that it is due and the continuance of that failure for a period of five (5) days after Landlord delivers written notice of the failure to Tenant. This clause shall not be construed to permit or allow a delay in paying Rent beyond the. due date and shall not attest Landlord's right to impose a Late Charge as permitted in Section 3.03.

          B.    Failure of Tenant to comply with any term; condition or covenant of this Lease, other than the payment of Rent or other sum of money, and the continuance of that failure for a period of thirty (30) days after Landlord delivers written notice of the failure to Tenant;

          C.    Failure of Tenant or any guarantor of Tenant's obligations under this Lease to pay its debts as they become due or an admission in writing of inability to pay its debts, or the making of a general assignment for the benefit of creditors;

          D.    The commencement by Tenant or any guarantor of Tenant's obligations under this Lease of any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

          E.    The commencement of any case, proceeding or other action against Tenant or any guarantor of Tenant's obligations under this Lease seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, -reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of is property, and Tenant or any guarantor (i) fails to obtain a dismissal of such case, proceeding, or other action within sixty (60) days of its commencement; or (ii) converts the case from one chapter of the Federal Bankruptcy Code to another chapter; or (iii) is the subject of an order of relief which is not fully stayed within seven (7) business days after the entry thereof; and

          F.     Vacancy or abandonment by Tenant of any substantial portion of the Demised Premises or cessation of the use of the Demised Premises for the purpose leased.

11.02.    Remedies.    Upon the occurrence of any of the events of Default listed in Section 11.01, Landlord shall have the option to pursue any one or more of the blowing remedies without any prior notice or demand.

          A.    Terminate this Lease, in which event Tenant shall immediately surrender the Demised Premises to Landlord. If Tenant fails to so surrender the Demised Premises, Landlord may, without prejudice to any other remedy which it may have for possession of the Demised Premises or Rent it arrears, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages. Tenant shall pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of the termination, whether through liability to re-let the Demised Premises on satisfactory terms or otherwise.

          B.    Enter upon and take possession of the Demised Premises, by force if necessary, without terminating this Lease and without being liable for prosecution or for any claim or damages, and expel or remove Tenant and any other person who may be occupying the Demised Premises. or any part thereof Landlord may re-let the Demised Premises and receive the rent therefor. Tenant agrees to pay to Landlord monthly or on demand from time to time any deficiency that may arise by reason of any such re-letting. In determining the amount of the deficiency, the professional service fees, attorneys' fees, court costs, remodeling expenses and other costs of re-letting shall be subtracted from the amount of rent received under the re-letting.

          C.    Enter upon the Demised Premises, by force, if necessary, without terminating this Lease and without being liable for prosecution or for any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to pay Landlord on demand for expenses which Landlord may incur in thus effecting compliance with Tenant's oblations under this Lease, together with interest thereon at the rate of twelve percent (12%) per annum from the date expended until paid. Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by negligence of Landlord or otherwise.

          D.    Accelerate and declare the Rent for the entire Lease Terms and all other amounts due under this Lease, at once due and payable, and proceed by attachment, suit or otherwise, to collect all amounts in the same manner as if all such amounts due or to become due during the entire Lease Term were payable in advance by the terms of this Lease, and neither the enforcement or collection by Landlord of such amounts nor the payment by Tenant of such amounts shall constitute a waiver by Landlord of any breach, existing or in the future, of any of the terms or provisions of this Lease by Tenant or a waiver of any rights or remedies which the Landlord may have with respect to any such breach.

          E.    In addition to the foregoing remedies, Landlord shall have the right to change or modify the locks on the Demised Premises in the event Tenant fails to pay the monthly installment of Rent when due. Landlord shall not be obligated to provide another key to Tenant or allow Tenant to regain entry to the Demises Premises unless and until Tenant pays Landlord all Rent which is delinquent. Tenant agrees that Landlord shall not be liable for any damages resulting to the Tenant from the lockout. At such time that Landlord changes or modifies tie lock, Landlord shall post a "Notice of Change of Locks" on the front of the Demised Premises. Such Notice shall state that:

            (1)   Tenant's monthly installment of Rent is delinquent and therefore, under authority of Section 11.02.E of Tenant's Lease, the Landlord has exercised its contractual right to change or modify Tenant's door locks;

            (2)   The Notice has been posted on the Tenant's front door by a representative of Landlord and Tenant should make arrangements with the representative to pay the delinquent installments of Rent when Tenant picks up the key; and

            (3)   The failure of Tenant to comply with the provisions of the Lease and the Notice and/or tampering with or changing the door lock(s) by Tenant may subject Tenant to legal liability.

          F.     No re-entry or taking possession of the Demised Premises by Landlord shall be construed as an election to terminate this Lease, unless a written notice of that intention is given to Tenant. Notwithstanding any such re-letting or re-entry or taking possession, Landlord may, at any time thereafter, elect to terminate this Lease far a previous default. Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies provided by law, nor shall. pursuit of any remedy provided in this Lease constitute a failure or waiver of any monthly installment of Rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease. Failure of Landlord to declare any default immediately upon its occurrence, or failure to enforce one or more of Landlord's remedies, or furtherance by Landlord to enforce one or more of Landlord's remedies upon an event of default shall not be deemed or construed to constitute a waiver of default or waiver of any violation or breach of the term of this Lease. Pursuit of any one of the above remedies shall not preclude pursuit by Landlord of any of the other remedies provided in this Lease. Tine loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any re-letting as provided for above shall include the expense of repossession mid any repairs or remodeling undertaken by Landlord following possession. If Landlord terminates this Lease at anytime for any default, in addition to other Landlord's remedies, Landlord may recover from Tenant all damages Landlord may incur by reason of the default, including the cost of recovering the Demised Premises and the Rent then remaining unpaid.

11.03.    Notice of Default.    Tenant shall give written notice of any failure by Landlord to perform any of Landlord's obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Demised Premises whose name and address have been furnished to Tenant it writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure the nonperformance within thirty

(30) days after receipt of Tenant's notice. However, if the nonperformance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if the cure is commenced within the 30-day period and is thereafter diligently pursued to completion.

11.04.    Limitation of Landlord's Liability.    As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Demised Premises or the leasehold estate under a ground lease of the Demised Premises at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease accruing on or after the date of transfer, and Tenant agrees to recognize the transferee as Landlord under this Lease. However, each landlord shall deliver to its transferee the Security Deposit held by Landlord if such Security Deposit has not then been applied under the terms of this Lease.

ARTICLE TWELVE: LANDLORD'S CONTRACTUAL LIEN

        In addition to the statutory Landlord's lien, Tenant hereby grants to Landlord a security interest to secure payment of alt Rent and other scans of money becoming due under this Lease from Tenant, upon all Inventory, goods, wares, equipment; fixtures, furniture and all other personal property of Tenant situated in or upon the Demised Premises, together with the proceeds from the sale or lease thereof Tenant may not remove such property without the consent of Landlord until all Rent in arrears and other sums of money then due to Landlord under this Lease have been paid and discharged. Upon the occurrence of an event of default, Landlord may, in addition to any other remedies provided in this Lease or by law, enter upon the Demised Premises and take possession of any and all goods, wares, equipment, fixtures, furniture and other personal property of Tenant situated on the Demised Premises without liability for trespass or conversion, and sell the property at public or private sale, with or without having the property at the sale, after giving Tenant reasonable notice of the time and place of any such sale. Unless otherwise required by law, notice to Tenant of the sale shall be deemed sufficient if given in the manner prescribed in this Lease at least ten (10) days before the time of the sale. Any pubic sale made under this Article shall be deemed to have been conducted in a commercially reasonable manner if held on the Demised Premises or where the property is located, after the time, place and method of sale and a general description of the types of property to be sold have been advertised in a daily newspaper published in the county where the Demised Premises is located for five (5) consecutive days before the date of the sale. Landlord or its assigns may purchase at a plubic sale and, unless prohibited by law, at a private sale. The proceeds from any disposition dealt with in this Article, less any and all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorneys' fees and legal expenses), shall be applied as a credit against the indebtedness secured by the security interest granted herein. Any surplus shall be paid to Tenant or as otherwise required by law, and Tenant shall promptly pay any deficiencies. Upon request by Landlord, Tenant agrees to execute and deliver to Landlord a Financing Statement in a form sufficient to perfect the security interest of Landlord in the aforementioned property and proceeds thereof under the provisions of the Business and Commerce Code in force in the State of Texas. The statutory lien for rent is expressly reserved; the security interest herein granted is in addition and supplementary thereto. Provided Tenant is not in default under any of the terms of this Lease, upon written request by Tenant Landlord shall deliver a written subordination of Landlord's statutory and contractual liens to any lens and security interests securing any institutional third party financing of Tenant. Landlord shall not unreasonably withhold or delay the delivery of Landlord's written subordination.

ARTICLE THIRTEEN: PROTECPION OF LENDERS

13.01.    Subordination and Attorninent.    Landlord shall have the right to subordinate this Lease to any future ground Lease, deed of trust or mortgage encumbering the Demised Premises, and advances made on the security thereof and any renewals, modifications, consolidations, replacements or exterior thereof whenever made or recorded. Landlord's right to obtain such a subordination is subject to Landlord's providing Tenant with a written Subordination, Nondisturbance and Attornment Agreement from the ground lessor, beneficiary or mortgagee wherein Tenant's right to peaceable possession of the Demised Premises during the Lease Term shall not be disturbed if Tenant pays the Rent and performs all of Tenant's obligations under this Lease and is not otherwise in default, in which case Tenant shall attorn to the transferee of or successor to Landlord's interest n the Demised Premises and recognize the transferee or successor as Landlord under this Lease. If any ground lessor, beneficiary or mortgagee elects to have the Lease superior to the lien of its ground lease, deed of trust or mortgage and gives Tenant written notice thereof this Lease shall be deemed superior to the ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of the ground lease, deed of trust or mortgage or the date of recording thereof. Tenant's rights under this Lease, unless specifically modified at the time this Lease is executed, are subordinated to any existing ground lease, deed of trust or mortgage encumbering the Demised Premises.

13.02.    Signing of Documuents.    Tenant shall sign and deliver any instruments or documents necessary or appropriate to evidence any attornment or subordination or any agreement to attorn or subordinate. If Tenant fails to do so within ten (10) days after written request, Tenant. hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver the attornment or subordination document or agreement.

13.03.    Estoppel Certificates.

          A.    Upon Landlord's written request, Tenant shall execute and deliver to Landlord a written statement certifying: (1) whether Tenants an assignee or subtenant; (2) the expiration date of the Lease; (3) the number of renewal options under the lease and the total period of time covered by the renewal options) (4) that none of the terms or provisions of the Lease have been changed since the original execution of the Lease, except as shown on attached amendments or modifications; (5) that no default by Landlord exists under the terms of the Lease (or if Landlord is claimed to be in default, stating why); (6) that the Tenant has no claim against the Landlord under the Lease and has no defense or right of offset against collection of rent or other charges accruing under the Lease; (7) the amount and date of the last payment of Rent; (8) the amount of any security deposits and other deposits, if any, and (9) the identity and address of any guarantor of the lease. Tenant shall deliver the statement to Landlord within ten (10) days after Landlord's request. Landlord may forward any such statement to any prospective purchaser or lender of the Demised Premises. The purchaser or lender may rely conclusively upon the statement as true and correct

          B.    If Tenant does not deliver the written statement to Landlord within the ten (10) day period, Landlord, and any prospective purchaser or lender, may conclusively presume and rely upon the following facts: (1) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (2) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (3) that not more than one monthly installment of Base Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.

13.04.    Tenant's Financial Condition.    Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by the lender to facilitate the financing or refunding of the Demised Premises. Tenant represents and warrants to

Landlord that each financial statement is a true, complete, and accurate statement as of the date of the statement. All financial statements shall be confidential and shall be used only for the purposes set forth in the Lease.

ARTICLE FOURTEEN: ENVIRONMENTAL REPRESENTATIONS AND INDEMNITY

14.01.    Tenant's Compliance with Environmental Laws.    Tenant, at Tenant's expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of Federal, State, county and municipal authorities pertaining to Tenant's use of the Property and with the recorded covenants, conditions and restrictions, regardless of when they become effective, including, without limitation, all applicable Federal, State and local laws, regulations or ordinances pertaining to air and water quality, Hazardous Materials (as defined in Section 14.05), waste disposal, air emissions and other environmental matters, all zoning and other land use matters, and with any direction of any public officer or officers, pursuant to law, which inpose any duty upon Landlord or Tenant with respect to the use or occupancy of the Property.

14.02.    Tenant's Indemnification.    Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in or about the Property by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord. If Tenant breaches the obligations stated in the preceding Section or sentence, or if the presence of Hazardous Materials on the Property caused or permitted by Tenant results in contamination of the Property or any other property, or if contamination of the Property or any other property by Hazardous Materials otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of rentable or unusable space or of any amenity or appurtenance of the Property, damages arising from any adverse impact on marketing of building space or land area, sums paid in settlement of claims; reasonable attorneys' fees, court costs, consultant fees and expert fees) which arise during or after the Lease Term as a result of the contamination. This indemnification of Landlord by Tenant includes, without Imitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial work, removal or restoration work required by any Federal, State or local government agency because of Hazardous Materials present in the soil or groundwater on or under the Property. Without limiting the foregoing, if the presence of any Hazardous Materials on the Property (or any other property) caused or permitted by Tenant results in any contamination of the Property, Tenant shall promptly take all actions at Tenant's sole expense as are necessary to return the Property to the condition existing prior to the introduction of any such Hazardous Materials, provided that Landlord's approval of such actions is first obtained. The foregoing indemnity shall survive the expiration or termination of this Lease.

14.03.    Landlord's Representations and Warranties.    Landlord represents and warrants, to the best of Landlord's actual knowledge, that: (i) any handling, transportation, storage, treatment or usage of Hazardous Materials that has occurred on the Property to date has been in compliance with all applicable Federal, State, and local laws, regulations and ordinances; and (ii) no leak, spill, release, discharge, emission or disposal of Hazardous Materials has occurred on the Property to date and that the soil or groundwater on or under the Property is free of Hazardous Materials as of the Commencement Date, unless expressly disclosed by Landbrd to Tenant in writing.

14.04.    Landlord's Indemnification.    Landlord hereby indemnifies, defends and holds Tenant harmless from any claims, judgments, damages, penalties, fines, costs, liabilities, (including sums paid in settlements of claim) or loss, including without limitation, attorneys' fees, court costs, consultant fees, and expert fees, which arise during or after the term of this Lease from or in connection with the presence or suspected presence of Hazardous Materials in the soil or groundwater on or under the Property, unless the Hazardous Material is released by Tenant or is present solely as a result of the negligence or willful misconduct of Tenant. Without limiting the generality of the foregoing, the indemnification provided by this Section 14.04 shall specifically cover costs incurred in connection with any investigation of site conditions or any clean-up, remedial work, removal or restoration work required by any Federal, State or local governmental authority.

14.05.    Definition.    For purposes of this Lease, the term "Hazardous Materials" means any one or more pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, solvent or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other Federal, State or local environmental law, regulation, ordinance, or rule, whether existing as of the date of this Lease or subsequently enacted.

14.06.    Survival.    The representation and indemnities contained in this Article 14 shall survive the expiration or termination of this Lease.

ARTICLE FIFTEEN: PROFESSIONAL FEES

15.01.    Deleted.

ARTICLE SIXTEEN: MISCELLANEOUS

16.01.    Disclosure.    Landlord and Tenant understand that a real estate broker is qualified to advise on matters concerning real estate and is not expert in matters of law, tax, financing, surveying, hazardous materials, engineering, construction, safety, zoning, land planning, architecture or the ADA. The Brokers hereby advise Tenant to seek expert assistance on such matters. Brokers do not investigate a property's compliance with building codes, governmental ordinances, statutes and laws that relate to the use or condition of a property and its construction, or that relate to its acquisition. If Brokers provide names of consultants or sources for advice or assistance, Tenant acknowledges that the Brokers do not warrant the services of the advisors or their products and cannot warrant the suitability of property to be acquired or leased. Furthermore, the Brokers do not warrant that the Landlord will disclose any or all property defects, although the Brokers will disclose to Tenant any actual knowledge possessed by Brokers regarding defects of the Demised Premises and the Property. In this regard, Tenant agrees to make all necessary and appropriate inquiries and to use diligence in investigating the Demised Premises and the Property before consummating this Lease. Landlord and Tenant hereby agree to indemnify, defend, and hold the Brokers harmless of and from any and all liabilities, claims, debts, damages, costs, or expenses, including but not limited to reasonable attorneys' fees and court costs, related to or arising out of or in any way connected to representations concerning matters properly the subject of advice by experts. In addition; to the extent permitted by applicable law, the Brokers' liability for errors or omissions, negligence, or otherwise, is limited to the return of the Fee, if any, paid to the Brokers pursuant to this Lease.

16.02.    Force Majeure.    If performance by Landlord of any term, condition or covenant in this Lease is delayed or prevented by any Act of God, strike, lockout, shortage of material or labor, restriction by any governmental authority, civil riot, flood, or any other cause not within the control of Landlord, the period for performance of the term, condition or covenant shall be extended for a period equals to the period Landlord is so delayed or prevented.

16.03.    Interpretation.    The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Tenant shall be responsible for the conduct, acts and omissions of Tenant's agents, employees, customers, contractors, invitees, agents, successors or others using the Demised Premises with Tenant's expressed or implied permission. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular, and the masculine, feminine and neuter genders shall each include the other.

16.04.    Waivers.    All waivers to provisions of this Lease must be in writing and signed by the waiving party. Landlord's delay or failure to enforce any provisions of this Lease or its acceptance of late installments of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate, cash, or endorse the check without being bound to the conditions of any such statement.

16.05.    Severability.    A determination by a court of competent jurisdiction that any provision of this Lease is invalid or unenforceable shall not cancel or invalidate the remainder of that provision or this Lease, which shall remain in full force and effect.

16.06.    Joint and Several Liability.    All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

16.07.    Amendments or Modifications.    This Lease is the only agreement between the parties pertaining to the lease of the Demised Premises and no other agreements are effective unless made apart of this Lease. All amendments to this Lease must be in writing and signed by all parties. Any other attempted amendment shall be void.

16.08.    Notices.    All notices and other communications required or permitted under this Lease must be in writing and shall be deemed delivered, whether actually received or not on the earlier of (i) actual receipt if delivered in person or by messenger with evidence of delivery, or (ii) receipt of an electronic facsimile transmission ("Fax") with confirmation of delivery; or (iii) upon deposit in the United States Mail as required below. Notices may be transmitted by Fax to the Fax telephone numbers specified in Article One on the first page of this Lease, if any. Notices delivered by mail must be deposited in the U.S. Postal Service, first class postage prepaid, and properly addressed to the intended recipient as set forth in Article One. After possession of the Demised Premises by Tenant, Tenant's address for notice purposes will be the address of the Demised Premises unless Tenant notifies Landlord in writing of a different address to be used for that purpose. Any party may change its address for notice by delivering written notice of its new address to all other parties in the manner set forth above. Copies of all notices should also be delivered to the Principal Broker, but failure to notify the Principal Broker will not cause an otherwise properly delivered notice to be ineffective.

16.09.    Attorneys' Fees.    If on account of any breach or default by any party to this Lease in its obligations to any other party to this Lease (including but not limited to the Principal Broker), it becomes necessary for a party to employ an attorney to enforce or defend any of its rights or remedies under this Lease, the non-prevailing party agrees to pay the prevailing party its reasonable attorneys' fees and court costs, if any, whether or not suit is instituted in connection with the enforcement or defense.

16.10.    Venue.    All obligations under this Lease, including but not limited to the payment of Fees to the Principal Broker, shall be performed and payable in the county in which the property is located. The laws of the State of Texas shall govern this Lease.

16.11.    Survival.    All obligations of any party to this Lease which are not fulfilled at the expiration or the termination of this Lease shall survive such expiration or termination as continuing obligations of the party.

16.12.    Binding Effect.    This Lease shall inure to the benefit of; and be binding upon, each of the parties to this Lease and their respective heirs, representatives, successors and assigns. However, Landlord shall not have any obligation to Tenant's successors or assigns unless the rights or interests of the successors or assigns are acquired in accordance with the terms of this Lease.

16.13.    Consult an Attorney.    This Lease is an enforceable, legally binding agreement. Read it carefully. The brokers involved in the negotiation of this Lease cannot give you legal advice. The parties to this Lease acknowledge that they have been advised by the Brokers to have this Lease reviewed by competent legal counsel of their choice before signing this Lease. By executing this Lease, Landlord and Tenant each agree to the provisions, terms, covenants and conditions contained in this Lease.

16.14.    Offer.    The execution of this Lease by the first party to do so constitutes an offer to lease the Demised Premises. Unless within the number of days stated in Section 1.14 above after the date of its execution by the first party to do so, this Lease is signed by the other party and a fully executed copy is delivered to the first party, such offer to lease shall be automatically withdrawn and terminated.

ARTICLE SEVENTEEN: ADDITIONAL PROVISIONS

17.01.    Past Due Penalties:    It is explicitly understood as stated in this lease agreement that the rental payments are to be delivered to the Landlord's office on or before the first day of the month. If the rental payment is not received on or before the fifth day of the month, then a service charge of ten (10%) percent of the monthly rental is due and payable in addition to the monthly rental.

17.02.    The Tenant will be permitted to place a temporary building on the property to be utilized for the use of the Tenant at any time after execution of this Agreement. No cash monthly rental payment will be due to Landlord during the construction period and pending the issuance of a certificate of occupancy for the permanent building covered under this Lease.

LANDLORD		TENANT
710-14 North Watson, LLC		Sunbelt Bank
By [Signature]:	/s/ RICHARD SEIB	By [Signature]:	/s/ JERRY BURNETT
Name:		Name:
Title:		Title:
Date of Execution:	8/2/04	Date of Execution:	7/28/04
PRINCIPAL BROKER		COOPERATING BROKER

By [Signature]:		By [Signature]:
Name:		Name:
Title:		Title:

EXHIBIT "A"
Legal Description

GF# 02904720

        Situated in the City of Arlington, Tarrant County, Texas and being a tract of land out of the David Russell Survey, Abstract No. 1323, said tract being a portion of that parcel of land conveyed to Ted D. Snarling, Catherine Penny Sperling, and Dwight Williams, by deed as recorded in Volume 8204, Page 1204, of the Deed Records of Tarrant County, Texas, said tract being herein more particularly described by metes and bounds as follows;

        BEGINNING at a 1/2" iron rod found at the southwest property corner of Block 1, of Arbor Oaks Estates, being an addition to the City of Arlington according to the plat recorded in Cabinet A, Slide 2902, of the Plat Records of Tarrant County Texas, (P.R.T.C.T.), said point also being on the northerly property line of Lot 23 of the D. Russell Addition, being an addition to the City of Arlington according to the plat recorded in Cabinet A, Slide 4370 of the P.R.T.C.T.

        THENCE South 88 degrees 58 minutes 17 seconds west, along the said property line, 525.24 feet to a 5/8" iron rod found on the northeasterly right of way line of U. S. Highway 287;

        THENCE North 35 degrees 02 minutes 00 second West, along the said Right of Way line, 34.13 feet to a 1/2" iron rod set at the beginning of a curve to the right, whose center bears North 54 degrees 58 minutes 00 Seconds East 1402.40 feet;

        THENCE in a northwesterly direction continuing along the said right of way line and along the said curve, through a central angle of 13 degrees 15 minutes 00 seconds and an arc length of 324.31 feet to a 1/2" iron rod set;

        TIENCE North 21 degrees 47 minutes 00 seconds West, continuing along the said right of way line, 21.56 feet to a 1/2" iron rod set at the southwest property corner of Lot 1, Block 2, of Woodland Springs, Section one, being an addition to the City of Arlington, according to the plat recorded in volume 388-202, Page 64, of the P.R.T.C.T.

        THENCE North 89 degrees 45 minutes 51 seconds East, along the southerly property line of the said Block 2, 705.14 feet to a 3/8" iron rod found at the northwest property corner of the said Block 1 of Arbor Oaks Estates;

        THENCE South 00 degrees 16 minutes 24 seconds East, along the westerly property line, of the said Block 1, 326.07 feet to the POINT OF BEGINNING.

Property Address:

WILLOW CREEK LAND DEVELOPMENT
Arlington

EXHIBIT "B"
Site Plan

U.S. HIGHWAY 287
ACCESS ROAD
N44°59'34"E 401.11'
TRACT I
3.257 ACRES
Δ = 01°20'26"
R = 11659.16'
T = 136.39'
L = 272.76'
CH = S32°48'10"E 272.76'
Δ = 01°45'23"
R = 11659.16'
T = 178.73'
L = 357.43'
CH = S34°21'05"E 357.42'
N45°00'26"W 256.96'
S45°00'26"E 256.96'
N44°59'34"E 302.96'
N89°44'51"E 254.08'
N59°28'42"E 118.69'
SEE AREA DETAIL "B"
S89°51'49"E 250.00'
N00°08'11"E 238.00'
S00°08'11"W 238.00'
SAVE AND EXCEPT TRACT 1.366 AC.
N89°51'49"W 250.00'
POINT OF BEGINNING SAVE AND EXCEPT TRACT
620.16'
LOT 2
A.J. RUSSELL ADDN.
VOL. 388-203, PG. 19,
P.R.T.C.T.
DRAINAGE EASEMENT
VOL. 388-203, PG. 19, P.R.T.C.T.
TRACT II
15.633 ACRES – GROSS
SAVE AND EXCEPT
1.366 ACRES
15.267 ACRES – NET
MIDDLETON DRIVE
60' R.O.W.
LOT 3
A.J. RUSSELL ADDN.
VOL. 388-203, PG. 19,
P.R.T.C.T.
N89°01'41"W
1280.13'

EXHIBIT "C"

Rental Summary

ARTICLE ONE:

1.05
Lease Term:    Commencing on the last to occur, the issuance of a certificate of occupancy for the subject space or January 1, 2005.

1.06
Effective as of the Commencement Date as in Section 1.05 of the lease, the minimum guaranteed rental for the Premises shall be as follows:

  Tenant agrees to pay the minimum guaranteed rental at the place provided in the lease on the first (1s`) day of each month in advance.

        Attached herein is a computer generated print-out showing monthly payments based upon a $28.00 per square foot rental rate escalating at 3% per year through year 20.

EXHIBIT "C"
Rental Summary—7240 South Highway 287, Arlington

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12
Monthly Rental	18,667.00	19,227.01	19,803.82	20,397.93	21,009.87	21,640.17	22,289.37	22,958.06	23,646.8	24,356.2	25,086.89	25,839.4

        Said rental of the estimated 8,000 square foot building will be adjusted to reflect the actual measurable square footage of the leasable square footage of the building adjusted annually to reflect a 3% increase.

NORTH TEXAS COMMERCIAL ASSOCIATION OF REALTORS & ADDENDUM A TO LEASE

EXPENSE REIMBURSEMENT

Demised Premises/Address: 7240 South Highway 287, Arlington
                                                ___________________________________________________
                                                [Check all boxes which apply. Boxes not checked do not apply to this Lease.]

        A. Expense Reimbursement.    Tenant shall pay the Landlord as additional Rent a portion of the following expenses (collectively the "Reimbursement") which are incurred by or assessed against the Demised Premises [check all that are to apply]:

  ☒  Ad Valorem Taxes;
  ☒  Insurance Premiums;
  ☒  Common Area Maintenance (CAM) Expenses;
  ☒  Rating Expenses;
  ☒  Roof and Structural Maintenance Expenses;

        B. Expense Reimbursement Limitations.    The amount of Tenant's Reimbursement shall be determined by one of the following methods as described in Section 4 below [check only one]:

  ☐  Base Year/Expense Stop Adjustment;
  ☐  Pro Rata Adjustment;
  ☐  Fixed Amount Adjustment;
  ☐  Net Lease Provisions.

        C. Expense Reimbursement Payments.    Tenant agrees to pay any end-of-year lump sum Reimbursement within thirty (30) days after receiving an invoice from Landlord. Any time during the Lease Term (or any renewals or extensions) Landlord may direct Tenant to pay monthly an estimated portion of the projected future Reimbursement amount. Any such payment directed by Landlord shall be due and payable monthly on the same day that the Base Rent is due. Landlord may, at Landlord's option and to the extent allowed by applicable law, impose a Late Charge on any Reimbursement payments which are not actually received by Landlord on or before the due date, in the amount and manner set forth in Section 3.03 of this Lease. Any Reimbursement relating to partial calendar years shall be prorated accordingly. Tenant's Pro Rata Share of such Reimbursements shall be based on the square footage of useable area contained in the Demised Premises in proportion to the square footage of useable building area of the Property. Tenant may audit or examine those items of expense in Landlord's records which relate to Tenant's obligations under this Lease. Landlord shall promptly refund to Tenant any overpayment which is established by an audit or examination. If the audit or examination reveals an error of more than five percent (5%) over the figures billed to Tenant, Landlord shall pay the reasonable cost of the audit or examination.

        D. Definitions.

        1.     Ad Valorem Taxes. All general real estate taxes, general and special assessments, parking surcharges, rent taxes, and other similar governmental charges levied against the Property for each calendar year.

        2.     Insurance Premiums. All Landlord's insurance premiums attributable to the Property, including but not limited to insurance for fire, casualty, general liability, property damage, medical expenses, and extended coverage, and loss of rents coverage for six months' Rent.

        3.     Common Area Maintenance Expenses.. Common area maintenance expenses ("CAM") means all costs of maintenance, inspection and repairs of the common areas of the Property,, including but not limited to those costs for security, lighting, painting, cleaning, decorations and fixtures, utilities, ice and snow removal, trash disposal, project signs, minor roof defects, pest control, project promotional expenses, property owners' association dues, wages and salary costs of maintenance personnel, and other expenses benefiting all the Property which may be incurred by Landlord, in its discretion, including sales taxes and a reasonable service charge for the administration thereof The "common area" is defined as that part of the Property intended for the collective use of all tenants including, but not limited to, the parking areas, driveways, loading areas, landscaping, gutters and downspouts, plumbing, electrical systems, roof, exterior walls, sidewalks, malls, promenades (enclosed or otherwise), meeting rooms, doors, windows, corridors and public rest rooms. CAM does not include depreciation on Landlord's original investment, cost of tenant improvements, real estate brokers' fees, Landlords management office and overhead expenses, or interest or depreciation on capital investments.

        4.     Operating Expenses. All costs of ownership, building management, maintenance, repairs and operation of the Property, including but not limited to taxes, insurance, CAM, reasonable management fees, wages and salary costs of building management personnel, overhead and operational costs of a management office, janitorial, utilities, and professional services such as accounting and legal fees. Operating Expenses do not include the capital cost of management office equipment and furnishings, depreciation on Landlords original investment, roof and structural. maintenance, the cost of tenant improvements, real estate brokers' fees, advertising, or interest or depreciation on capital investments.

        5.     Roof and Structural Maintenance Expenses. All costs of maintenance, repair and replacement of the roof, roof deck, flashings, skylights, foundation, floor slabs, structural components and the structural soundness of the building in general.

        6.     Base Year/Expense Stop Adjustment. Tenant shall pay to Landlord as additional rent Tenant's Pro Rata Share of increases in Landlord's Ad Valorem Taxes; Insurance Premiums, CAM Expenses, Operating Expenses, and/or Roof and Structural Maintenance Expenses, whichever are applicable, for the Property for any calendar year during the Lease Term or during any Extension of this Lease, over [check only one!:

        ☐     a. Such amounts paid by Landlord for the Base Year _____________ , or

        ☐     b. $_________________ per square foot of floor area (as set forth in Section 1.04.C) per year.

        7.     Pro Rata Adjustment. Tenant shall pay to Landlord as additional Rent Tenant's Pro Rata Share of the total amount of Landlord's Ad Valorem Taxes, Insurance Premiums, CAM, Operating Expenses, and/or Roof and Structural Maintenance Expenses, whichever are applicable, for every calendar year during the Lease Term and during any extension of this Lease.

        8.     Fixed Amount Adjustment. Tenant shall pay to Landlord as additional Rent the following monthly amounts as Tenant's Reimbursement to Landlord for the applicable expenses which are incurred by or assessed against the Property:.

Ad Valorem Taxes	$ N/A	per month.

Insurance Premiums	$ N/A	per month.

CAM Expenses	$ N/A	per month.

Operating Expenses	$ N/A	per month.

Roof and Structural Maintenance Expenses	$ N/A	per month.

        9.     Net Lease Provisions. Notwithstanding anything contained in this Lease to the contrary in Article Seven or otherwise, Tenant shall be responsible for paying Tenant's Pro Rata Share of all costs of ownership, maintenance, repairs, replacements, and operation of the Demised Premises and the Property, including but not limited to all costs of Ad Valorem Taxes, Insurance Premiums, Common Area Maintenance Expenses, Operating Expenses, aril Roof and Structural Maintenance Expenses.

        E. ☐ Gross-Up Provisions. [Check this only if applicable.]    If the Property is a multi-tenant building and is not fully occupied during the Base Year or any portion of the Lease Term, an adjustment shall be made in computing the variable costs for each applicable calendar year. Variable costs shall include only those items of expense that vary directly proportionately to the occupancy of the Property. Variable costs which are included in the CAM and Operating Expenses shall be increased proportionately to the amounts that, in Landlord's reasonable judgment, would have been incurred had ninety percent (90%) of the useable area of the Property been occupied during those years.

ADDENDUM B
ATTACHED TO AND MADE A PART
OF
LEASE AGREEMENT

RENEWAL OPTION TO EXTEND

Tenant has two (2) option(s) (as to each, an "Option") to renew and to extend the Term of this Lease for Eighty-four (84) months each [(the "Renewal Term")], to follow consecutively on the expiration of the Term of this Lease, provided that at the time that an Option to renew is exercised, this Lease is in full force and effect and Tenant is not in default hereunder. An Option shall be exercised by Tenant's giving to Landlord written notice of its intention to renew and extend the Term of this Lease at least six (6) months before the expiration date of the initial Term [or Renewal Term, as appropriate] of this Lease, including those providing for adjustments to the rent during the Renewal Term.

NORTH TEXAS COMMERCIAL ASSOCIATION OF REALTORS®
ADDENDUM E TO LEASE
GUARANTEE

Demised Premises/Address: 7240 South Highway 287, Arlington
                                                ___________________________________________________

        A.    In order to induce 710-14 North Watson, LLC ("Landlord") to execute the Lease (the "Lease") with Sunbelt Bank ("Tenant") for the Demised Premises described above in Tarrant County, State of Texas, the undersigned (the "Guarantor," whether one or more than one) has. guaranteed and by this instrument does hereby guarantee the full payment and performance of all liabilities, obligations, and duties (including but not limited to maintenance and the, payment of Rent) imposed upon Tenant under the terms of the Lease, as if Guarantor had executed the Lease as Tenant.

        B.    Guarantor hereby waives notice of acceptance of this guarantee and all other notices in connection herewith or in connection with the liabilities, obligations, and duties guaranteed hereby, including notices of default by Tenant under the Lease, and waives diligence, presentment, and suit on the part of Landlord in the enforcement of any liability, obligation, or duty guaranteed hereby.

        C.    Landlord shall not be first required to enforce against Tenant or any other person any liability, obligation, or duty guaranteed hereby before seeking enforcement thereof against Guarantor. Suit may be brought and maintained against Guarantor by Landlord to enforce any liability, obligation, or duty guaranteed hereby without joinder of Tenant or any other person. The liability of Guarantor shall not be affected by any indulgence, compromise, settlement, or variation of terms which may extended to Tenant by Landlord or agreed upon by Landlord and Tenant, and shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release, or limitation of the liability of Tenant or its estate -in bankruptcy or of any remedy for the enforcement thereof; resulting from the operation of any present or future provision of the United States Bankruptcy Code, or any similar law or statute of the United States or any state thereof. Landlord and Tenant, without notice to-or consent by the Guarantor, may at any time or times enter into such extensions;. amendments, assignments, subleases, or other covenants respecting the Lease as. they may deem appropriate; and Guarantor shall not be released thereby, but shall continue to be fully liable for the payment and performance of all liabilities, obligations, and duties of Tenant under the Lease as so extended, amended, assigned or otherwise modified.

        D.    Other agreements similar to this guarantee may, at Landlord's sole option and discretion, be executed by other persons with respect to the Lease. This Guarantee shall be cumulative of any such agreements and the, liabilities and obligations of Guarantor under this Guarantee shall not be affected or diminished by reason of such other agreements. Moreover, if Landlord obtains. another signature of more than one guarantor on this Guarantee or by obtaining additional guarantee agreements, or both, Guarantor agrees that Landlord, in Landlord's sole discretion, may (i) bring suit against all guarantors of the Lease, jointly and severally, or against any one or more of them, (ii) compound or settle with any one or more of the guarantors for such consideration as Landlord may deem proper, and (iii) release one or more of the,guarantors from liability such action shall impair the rights of Landlord to enforce the Lease against any remaining guarantor or guarantors, including Guarantor.

        E.    If Guarantor is a corporation, then the undersigned officer personally represents and warrants that the Board of Directors of the corporation, by unanimous consent or in a duly held meeting, has authorized the execution of this Guarantee and determined that this Guarantee may reasonably be expected to benefit the corporation.

        F.    If Landlord employs an attorney to present, enforce, or defend any of Landlord's rights or remedies under this Guarantee, Guarantor shall pay Landlord's reasonable attorney's fees and court costs.

        G.    This Guarantee shall be binding upon Guarantor and Guarantor's successors, heirs, executors, and administrators, and shall inure to the benefit of Landlord and Landlord's successors, heirs, executors, administrators, and assigns. .

EXECUTED on the dates beneath the signatures below, to be effective as of Effective Date of the Lease.

GUARANTOR	GUARANTOR
Sunbelt Bancshares, Inc.
By [Signature]: /s/ Jerry Burnett	By [Signature]:
Name: Jerry Burnett	Name:
Title:	Title:
Home Address:	Home Address:

Social Security No.:	Social Security No.:
Drivers License No.:	Drivers License No.: State:
Drivers License No.: State:
Date of Execution: 7/28/04	Date of Execution:

[If a person is signing as an officer of a corporate Guarantor, specify the person's corporate title.]

ADDENDUM F
ATTACHED TO AND MADE A PART
OF
LEASE AGREEMENT

TENANT FINISHOUT ALLOWANCE

        PLANS AND SPECIFICATIONS; PERMITS AND CERTIFICATES OF OCCUPANCY; PAYMENT FOR WORK:

        1.     Defined Terms: The work to be completed in the Demised Premises, whether or not all of it is described herein is called the "Leasehold Improvements." The costs to complete the building to a "white box" configuration are to be Landlord's responsibility and are called "Landlord's Costs." The costs to complete all of the Leasehold Improvements, including any not described herein, are called "Tenant's Cost" Other terms are defined below.

        2.     Plans and Specifications. The Plans will jointly be prepared and approved by the Landlord and Tenant.

        3.     Building Permit, Certificate of Occupancy. Unless the Landlord has expressly agreed to do so in writing. Tenant is responsible for obtaining all necessary building and other permits for construction of the Leasehold Improvements and for obtaining a certificate of occupancy permitting unconditional occupancy and use of the Demised Premises after completion of the Leasehold Improvements, and shall provide a true copy to Landlord on Tenant's receipt thereof. Tenant indemnifies and agrees to defend and hold harmless Landlord from and against liability, cost and expenses from Tenant's occupancy and/or conduct of business from the Demised Premises without first obtaining a certificate of occupancy.

        4.     Payment for Work.

          (a)   Landlord shall, in addition to paying Landlord's Costs, provide to Tenant an allowance not to exceed $240,000.00 ("the Allowance") to be applied against Tenant's Costs. So much of the Allowance for which Tenant has qualified by expending funds to complete Leasehold Improvements shall be paid to Tenant on completion of the Leasehold Improvements and satisfaction of the following

    i.
    Landlord has approved the Leasehold Improvements:

    ii.
    Landlord has received invoices or other evidence reasonably satisfactory to it confirming the amount expended by Tenant;

    iii.
    Landlord has received from Tenant a final Certificate of Occupancy issued by the City or other municipal or governmental agency authorized to issue a Certificate of Occupancy for the Demised Premises; and

    iv.
    Landlord has received from Tenant or Tenant's general contractor a release of lien and an indemnity holding Landlord harmless from any obligation or lien whatsoever that may have been incurred by Tenant, or Tenant's contractor or subcontractors, during the construction of the Demised Premises.

Under no circumstances shall Tenant be paid cash by Landlord other than in reimbursement of Tenant's Costs actually incurred by Tenant, but in no event to exceed the Allowance.

          (b)   If Landlord (or its affiliate) is serving as contractor or construction manager with respect to Leasehold Improvements, then Tenant shall pay to Landlord the amount of Tenant's Costs, as follows:

    i.
    Tenant shall pay to Landlord before the commencement of construction of the Leasehold Improvements, an amount equal to fifty percent (50%) of Tenant's Costs (as then reasonably estimated by Landlord in written documents delivered to Tenant)

    ii.
    After substantial completion of the Leasehold Improvements, but before occupancy of the Demised Premises by Tenant, Tenant shall pay to Landlord an amount equal to eighty percent (80%) of Tenant's Costs as then reasonably estimated by Landlord, less payments received by Landlord according to (a) above; and

    iii.
    As soon as the final accounting can be prepared and submitted to Tenant, Tenant shall pay to Landlord the entire unpaid balance of the actual Tenant's Costs incurred in completing the Leasehold Improvements.

Tenant shall promptly pay all Tenant's Costs and shall comply fully with any contract or other agreement therefore, to the end that there is no basis for a mechanic's or material man's lien claim against the Demised Premises or the Center. The amounts payable under subsection (b) constitute rent due pursuant to this Lease at the times specified herein and failure to make any payments with ten (10) days after written notice that the payments are past due constitutes and Event of Default under Article 11.01 of this Lease, entitling Landlord to all of its remedies under Article 11.02. If Tenant requests any changes in the Final Plans, then any of those changes that are approved by Landlord shall become part of the Final Plans, and the costs resulting from the changes shall be added to Tenant's Costs, and shall be paid in accordance with the provision set out in this Exhibit "D".

        5.     Construction. Construction of the Leasehold Improvements shall be performed by Landlord and its contractors or by Tenant's contractor, so long as Tenant's Contractor is a reputable, experienced commercial contractor and has been approved by Landlord, as agreed in writing between Landlord and Tenant. Construction shall begin promptly after issuance of any necessary building permit(s).

        6.     Delay. Tenant shall pay any and all costs and expenses incurred by Landlord in connection with any delay in the commencement or completion of the Leasehold Improvements., and any increase in the cost of items included in Landlord's Costs, caused by (i) Tenant's failure to timely prepare and submit Tenant's Plans; (ii) Tenant's specification of non-building standard improvements or finishes; (iii) any changes additions or alterations to the Final Plans (or the Leasehold Improvements covered thereby) that are requested by Tenants; and (iv) any other delay requested or caused by Tenant

        7.     Default. A default by Tenant under this Work Letter is an Event of Default under the Lease and entities Landlord to any remedies under the Lease (notwithstanding that the Term thereof has not commenced).

NORTH TEXAS COMMERCIAL ASSOCIATION OF REALTORS®
ADDENDUM G TO LEASE
RULES AND REGULATIONS

Demised Premises/Address: ___________________________________________________

        A. Application.    The following standards shall affect and shall be observed by Tenant, Tenant's employees and invitees, for the mutual safety, cleanliness, care, protection, comfort and convenience of all tenants and occupants of the Property, and shall be applicable to the building(s), to the parking garages, if any, to the common areas, driveways, parking lots, and to the Demised Premises, including the land situated beneath and any appurtenances thereto.

        B. Consent Required.    Any exception to these Rules and Regulations must first be approved in writing by Landlord. For purposes of these Rules and Regulations, the term Landlord" includes the building manager, the building manager's employees, and any other agent or designee authorized by Landlord to manage or operate the Property.

C. Rules and Regulations:

        1.     Tenant may not conduct any auction, "flea market" or "garage sale" on the Demised Premises nor store any goods or merchandise on the Property except for Tenant's own business use. Food may not be prepared in the Demised Premises except in small amounts for consumption by Tenant. Vending machines or dispensing machines may not be placed in the Demised Premises without Landlord written approval. The Demised Premises may not be used or occupied as sleeping quarters or for lodging purposes. Animals may not be kept in or about the Property.

        2.     Tenant shall not obstruct sidewalks, driveways, loading areas, parking areas, corridors, hallways, vestibules, stairs and other similar areas designated for the collective use of tenants, or use such areas for Tenant's storage, temporary or otherwise, or for any purpose other than ingress and egress to and from the Demised Premises. Tenant shall comply with parking rules and guidelines as may be posted on the Property from time to time.

        3.     Tenant shall not make any loud noises, unusual vibrations, unpleasant odors, objectionable or illegal activities on the Property. Tenant shall not permit the operation of any equipment in the Demised Premises that could annoy other occupants of the Property. Tenant shall not interfere with the possession of other tenants of the Property.

        4.     Tenant may not bring any flammable, explosive, toxic, noxious, dangerous or hazardous materials onto the Property.

        5.     Installation of security systems, telephone, television and other communication cables, fixtures and equipment must comply with Section 7.04 of the Lease, except that routine installation and-construction of normal communication devices which do not require any holes in the roof or exterior walls of the Property do not require the written approval of Landlord.

        6.     Movement into or out of the building through public entrances, lobbies or corridors which requires use of a hand truck, dolly or pallet jack to carry freight, furniture, office equipment; supplies sad other large or heavy material, must be limited to the service entrances and freight elevators only and must be done at times and in a manner so as not to unduly inconvenience other occupants of the Property. All wheels for such use must have rubber tires and edge guards to prevent damage to the building. Tenant shall be responsible for and shall pay all costs to repair damages to the burl caused by the movement of materials by Tenant.

        7.     Requests by Tenant for building services, maintenance and repair must be made in writing to the office of the building manager designated by Landlord and must be dated. Tenant shall give prompt written notice to Landlord of any significant damage to or defects in the Demised Premises or the Property, especially including plumbing, electrical and mechanical systems, heating, ventilating and air conditioning systems; roofs, windows, doors, foundation and structural components, regardless of whose responsibility it is to repair such damage.

        8.     Harmful liquids, toxic wastes, bulky objects, insoluble substances and other materials Which may cause clogging, stains or damage to plumbing fixtures or systems must not be placed in the lavatories, water closets, sinks, or drains. Tenant must pay the costs to repair and replace drains, plumbing fixtures and piping which is required because of damage caused by Tenant.

        9.     Tenant shall cooperate with Landlord and other occupants of the Property in keeping the Property. and the Demised Premises neat and clean. Nothing may be swept, thrown or left in the corridors, stairways; elevator shafts, lobbies, loading areas, parking lots or any other common areas on the Property. All trash and debris must be properly placed in receptacles provided therefor.

        10.   Landlord has the power and authority to regulate the weight and position of heavy furnishings and equipment on the floor of the Demised Premises, including safes, groups of filing cabinets, machines, and any other item which may overload the floor. Tenant shall notify the Landlord when heavy items are to be taken into or out of the building, and the placement and transportation of heavy items may be done only with the prior written approval of Landlord.

        11.   No window screens, blinds, draperies, awnings, solar screen films, window ventilators or other materials visible from the exterior of the Demised Premises maybe placed in the Demised Premises without Landlord's approval. Landlord is entitled to control all lighting that may be visible from the exterior of the building.

        12.   No advertisement, sign, notice, handbill, poster or banner may be exhibited, distributed, painted or affixed upon the Property. No directory of tenants is allowed on the Property other than that provided by Landlord.

        13.   Tenant agrees to cooperate with and assist Landlord in the prevention of peddling, canvassing and soliciting on the Property.

        14.   Tenant accepts any and all liability for damages and injuries to persons and property resulting from the serving and sales of alcoholic beverages on or from the Property.

        D. Revisions.    Landlord reserves the right to revise and/or rescind any of these Rules and Regulations and to make additional rules which Landlord may determine are necessary from time to time for the safety, care, cleanliness, protection, comfort and convenience of the tenants and occupants of the Property and for the care, protection and cleanliness of the building. Revisions and additions will be binding upon the Tenant as if they had been originally prescribed herein when furnished in writing by Landlord to Tenant, provided the additions and revisions apply equally to all tenants occupying the Property.

        E. Enforcement.    Any failure or delay by Landlord in enforcing these Rules and Regulations will not prevent Landlord from enforcing these Rules and Regulations in the future. If any of these Rules and Regulations is determined to be unenforceable, it shall be severed from this Lease without affecting the remainder of these Rules and Regulations.

ADDENDUM H
SPACE EXPANSION OPTION

        A.    During the first initial seven (7) years of the primary lease term, Tenant shall have the right to lease up to 8000 square feet of additional space to be built adjacent to the space shown on Exhibit B, Floor Plan or Site Plan, attached to this lease, described on or known as Sunbelt Bank Building, 7240 Highway 287 South, Arlington, Texas, containing approximately 8000 square feet of area (the "Additional Space"), on the same terms and conditions commencing on the date of the issuance of the certificate of occupancy and extending the combined space for an extension of the original Lease Term of twenty (20) years to a Lease Term of twenty-seven (27) years.

        B.    The SPACE EXPANSION OPTION shall, at Landlords election, be null and void if Tenant is in default under the lease on the date Tenant presents in writing to Landlord Tenant's intent to exercise the SPACE EXPANSION OPTION at which time the Landlord will have ten (10) days to accepts the offer and shall notice Tenant in writing of their acknowledgement of the Tenant's exercise of the option. After Tenant, validly exercises the SPACE EXPANSION OPTION, the parties shall execute an amendment to the Lease adding the ADDITIONAL SPACE or a new lease for the ADDITIONAL SPACE, or other such documentation as Landlord may reasonably require, promptly after Landlord prepares the documentation, in order to confirm the leasing of the additional space to Tenant. An otherwise valid exercise of the SPACE EXPANSION OPTION contained herein shall be fully effective whether or not such confirming documentation is executed.

Addendum "I"

        Notwithstanding any other provisions contained in this Lease, in the event Tenant or its successors or assignees shall become insolvent or bankrupt, or if it or their interest under this Lease shall be levied upon or sold under execution or other legal process by any depository institution supervisory authority ("Authority"), Landlord may, in either such event, terminate this Lease only with the concurrence of any receiver or liquidator appointed by such Authority, provided, that in the event this Lease is terminated by the receiver or liquidator, the maximum claim of Landlord for rent, damages or indemnity for injury resulting from the termination, rejection or abandonment of the unexpired Lease shall be by law no greater than an amount equal to all accrued and unpaid rent to the date of termination.

        Termination for Lack of Federal Approval. The obligation of Lessee to be bound under the terms of this Lease is conditioned on Lessee obtaining all necessary approvals to operate as a state bank. Lessee shall promptly pursue all necessary approvals for it to operate as a state bank.

RIGHT OF FIRST REFUSAL FOR ADDITIONAL SPACE

        A.    During this initial Right of First Refusal contract period, 710-14 North Watson LLC ("710-14NW") shall have a right of first refusal (the "Right of First Refusal") to develop for lease any space or facility to be used by Sunbelt Bank, or Sunbelt Banc Shares, Inc.("Sunbelt") anywhere Sunbelt elects to conduct operations. When Sunbelt receives a legally sufficient offer which Sunbelt desires to accept to lease Additional Space from a third party, Sunbelt shall present the details of the offer in writing to 710-14NW and 710-14NW shall thereafter have twenty-one (21) days in which to accept or decline to meet the offer in writing. If 710-14NW rejects the offer or fails to properly and timely accept the offer, upon substantially the same terms and conditions set forth in the offer, then Sunbelt shall be free to lease the Additional Space from the third party on the same terms and conditions offered to 710-14NW. If Sunbelt does enter into a lease with a third party, the Right of First Refusal shall continue to apply and Sunbelt shall be required to submit any future offer for any additional lease to 710-14NW in the foregoing manner.

        B.    As consideration for this Right of First Refusal For Additional Space, 710-14NW shall grant to Sunbelt the separate Temporary Building Occupancy Agreement wherein a temporary building of modular design shall be permitted to be placed upon any proposed and agreed property to be developed for use by Sunbelt and it shall be allowed to function and remain until such time as the to-be-built permanent building is completed and can be legally occupied by Sunbelt. Sunbelt shall not be required to pay any monthly cash rental amount for the land use during the construction period of the permanent building.

        C.    Term: 20 Years and 0 Months beginning on January 1, 2005 and ending on December 31, 2025.

AGREED TO:
710-14 North Watson LLC	Sunbelt Bank
By: /s/ Richard Seib	By: /s/ Jerry Burnett
Name: Richard Seib	Name: Jerry Burnett
Title:	Title: Chairman & CEO
Date: 8/2/04	Date: 7/29/04

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